EXHIBIT 10
NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
______________________________

MATERIAL CONTRACTS

The following documents of Navistar International Corporation and its principal subsidiary, Navistar, Inc. are filed herewith:

10.87*	Navistar International Corporation 2013 Performance Incentive Plan amended and restated as of February 11, 2015 (marked to indicate all changes from the version effective as of February 19, 2013).

10.88*	Navistar Non-Employee Directors' Deferred Fee Plan amended and restated as of February 11, 2015 (marked to indicate all changes from the version effective as of November 1, 2013).

* Indicates a management contract or compensatory plan or arrangement required to be filed or incorporated by reference as an exhibit to this report.

EXHIBIT 10.87

NAVISTAR INTERNATIONAL CORPORATION

2013 PERFORMANCE INCENTIVE PLAN

SECTION 1

ESTABLISHMENT OF THE PLAN

The Board of Directors of Navistar International Corporation approved the establishment of the Navistar International Corporation 2013 Performance Incentive Plan ("Plan") on December 11, 2012 subject to the approval of the Plan by the Stockholders of the Corporation. Upon approval of this Plan, the Corporation will cease making new grants under the Navistar 2004 Performance Incentive Plan, as amended (“the 2004 Plan”).

SECTION 2

PURPOSE OF THE PLAN

The purpose of the Plan is to enable the Corporation and its subsidiaries to attract and retain highly qualified Employees, Consultants, and Non-Employee Directors, and additionally to provide key Employees the opportunity to earn incentive awards commensurate with the quality of individual performance, the achievement of performance goals and ultimately the increase in stockholder value.

SECTION 3

DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the meanings described below in this Section 3 unless a different meaning is plainly required by the context.

(1) "Annual Incentive Award" means an award of cash, shares of Common Stock, Restricted Stock or Stock Units, in each case, as determined by the Committee.

(2) "Award" means an award made under the Plan.

(3) "Award Agreement" means an agreement entered into by the Corporation and a Participant setting forth the terms and provisions applicable to an Award granted to a Participant.

(4) "Board of Directors" means the Board of Directors of the Corporation.

(5) "Change in Control" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than employee or retiree benefit plans or trusts sponsored or established by the Corporation or Navistar, Inc., is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, (ii) the following individuals cease for any reason to constitute more than three-fourths of the number of directors then serving on the Board of Directors : individuals who, on the date hereof, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; (iii) any dissolution or liquidation of the Corporation or Navistar, Inc. or sale or disposition of all or substantially all (more than 50%) of the assets of the Corporation or of Navistar, Inc. occurs; or (iv) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board of Directors immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two (2) years, cease to constitute a majority of the Board of Directors. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.

(6) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(7) "Committee" means (i) with respect to Awards to Employees and Consultants, the Compensation Committee of the Board of Directors or another committee appointed by the Board of Directors, and (ii) with respect to Awards to Non-Employee Directors, the Nominating and Governance Committee of the Board of Directors, or another committee appointed by the Board of Directors or the Board of Directors themselves. To the extent deemed necessary or appropriate by the Board of Directors, each Committee member will be an “outside director” as defined in regulations under Section 162(m) of the Code and/or a “non-employee director” as defined in Rule 16b-3(b)(3)(i) under the Securities Exchange Act of 1934, as amended. The Board of Directors may appoint different Committees to perform different functions under the Plan and, in that case, any reference herein to “the Committee” will mean the Committee appointed by the Board of Directors to perform the particular function being discussed. For example, the Board of Directors may appoint one or more individuals in accordance with 8 Del. C. 1953, § 157(c) to serve as the Committee for the sole purpose of approving Awards to specified classes of Participants.

(8) "Common Stock" means the common stock of the Corporation.

(9) "Consultant" means a person engaged under a written contract with the Corporation or any subsidiary of the Corporation to provide consulting or advisory services (other than as an Employee or a Non-Employee Director) to such entity, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Corporation from offering or selling Common Stock to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933, as amended, or, if the Corporation is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, registration on a Form S-8 (Registration Statement Under the Securities Act of 1933).

(10) "Corporation" means Navistar International Corporation.

(11) "Employee" means a person employed by the Corporation or any subsidiary of the Corporation, including its officers. Unless the Committee provides otherwise in an applicable Award Agreement, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Corporation or between the Corporation or any subsidiary of the Corporation. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Corporation is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option.

(12) "Exercise Price" means: (i) in the case of a Stock Option, the amount for which one share of Common Stock may be purchased upon exercise of the Stock Option, or (ii) in the case of a SAR, the price above which Common Stock appreciation is measured, in either case as specified in the applicable Award Agreement.

(13) "Fair Market Value" means, as applied to a specific date, the price of a share of Common Stock that is based on the opening, closing, actual, high, low or average selling prices of share of Common Stock reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price ~~the average of the high and low prices~~ of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if shares of Common Stock are not traded on any established stock exchange or national market system, the Fair Market Value means the price of a share of Common Stock as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.

(14) "Fiscal Year" means the fiscal year of the Corporation.

(15) "Freestanding SAR" means any SAR that is granted independently of any Stock Option.

(16) "Grant Date" means, as determined by the Committee, (i) the date as of which the Committee approves an Award, or (ii) such later date as may be specified by the Committee. The Grant Date of a Stock Option will, unless the Committee expressly determines otherwise, be the day on which the Committee approves the grant of such Stock Option.

(17) "Incentive Stock Option" means a right, as evidenced by an Award Agreement to purchase a certain number of shares of Common Stock at Fair Market Value for a period of no longer than ten (10) years from the Grant Date which option is designed to meet the requirements set out under Section 422 of the Code.

(18) "Non-Employee Director" means as of the Grant Date of an Award an individual who is a director of the Corporation and is neither a Consultant nor an Employee.

(19) "Nonqualified Stock Option" means a right, as evidenced by an Award Agreement to purchase a certain number of shares of Common Stock at Fair Market Value for a period of not more than ten (10) years from the Grant Date which option is stated not to be Incentive Stock Options under the Code.

(20) “Other Award” means an Award (other than a Stock Option, SAR, Restricted Stock or Stock Unit Award) based on, measured with respect to, convertible into or exchangeable for Common Stock, which Award is evidenced by an Award Agreement and granted pursuant to Section 8 of the Plan.

(21) "Participant" means an Employee, Consultant, or Non-Employee Director who has been granted an Award under this Plan.

(22) "Performance-Based Exception" means the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Code as set forth in Section 162(m)(4)(C) of the Code or any successor provision.

(23) "Performance Measure" means the performance measurement provided by Section 6.

(24) "Performance Period" means the period during which performance goals must be met for purposes of the Performance Measure.

(24) "Plan" means the Navistar International Corporation 2013 Performance Incentive Plan as set forth herein and as it may be amended hereafter from time to time.

(25) "Qualified Retirement" for an Employee shall have the meaning set forth in the applicable Award Agreement; provided that, if the applicable Award Agreement does not define Qualified Retirement, the Employee will not be deemed eligible for Qualified Retirement for purposes of this Plan. Qualified Retirement for a Non-Employee Director means retirement under the retirement policy of the Board of Directors, as in effect from time to time.

(26) "Restricted Stock" means an Award of Common Stock, as evidenced by an Award Agreement and granted pursuant to Section 11(3), of the Plan.

(27) "Stock Appreciation Right" or "SAR" means an Award, evidenced by an Award Agreement and granted either alone or in connection with a related Stock Option, pursuant to Section 10 of the Plan.

(28) "Stock Option" means either an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

(29) "Stock Units" mean a right to receive Common Stock (or cash equal to the fair market value of Common Stock) upon or following the satisfaction of specified conditions, as evidenced by an Award Agreement and granted pursuant to Section 11 of the Plan.

(30) "Tandem SAR" means a SAR granted with respect to a share of Common Stock pursuant to Section 10 hereof in connection with a related Stock Option, under which: (a) the exercise of the SAR with respect to the share shall cancel the right to purchase such share under the related Stock Option, and (b) the purchase of the share under the related Stock Option shall cancel the right to exercise the SAR with respect to such share.

SECTION 4

ELIGIBILITY

Consultants, Employees and Non-Employee Directors are all eligible to receive Awards.

SECTION 5

ANNUAL INCENTIVE AWARDS

(1) The Committee will designate Employees eligible to receive Annual Incentive Awards hereunder, the performance criteria applicable to such Awards, the amount payable upon fulfillment of such performance criteria (and, if applicable, for performance above or below targeted levels of performance) and all other terms and conditions applicable to such Awards. The Committee shall set the performance criteria for each year's Annual Incentive Awards no later than the 90th day of the Fiscal Year. The performance criteria shall be determined in the discretion of the Committee, provided that an Award under this Section that is intended to qualify for the Performance-Based Exception shall use performance criteria described in Section 6(1).

(2) As soon as practical following the end of the Fiscal Year, the Committee will certify performance achieved against the performance criteria established at the beginning of the Fiscal Year.

(3) The Committee, in its sole discretion, may adjust any Annual Incentive Award otherwise earned based on an assessment of individual performance, but in no event may any such adjustment result in an increase of an Award intended to qualify for the Performance-Based Exception. The Committee shall determine the amount of any such adjustment by taking into account such factors as it deems relevant including, without limitation: (a) performance against other financial or strategic objectives; (b) its subjective assessment of the Participant's overall performance for the year; and (c) prevailing levels of total compensation among similar companies.

(4) Performance criteria for Annual Incentive Awards will not be adjusted within a Fiscal Year except under circumstances approved by the Committee and, in the case of Annual Incentive Awards intended to satisfy the Performance-Based Exception, in a manner consistent with that exception.

(5) Payment of an Annual Incentive Award will be made in cash, shares of Common Stock, Restricted Stock, Stock Units or a combination of any of the foregoing, as determined in the sole discretion of the Committee to the Participant by March 15 of the calendar year following the end of the Fiscal Year to which the Annual Incentive Award relates, subject to any deferral in payment permitted or required by the Committee under such rules and procedures it may establish.

(6) It shall be presumed unless the Committee determines to the contrary, that all Awards to Employees under this Section are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Annual Incentive Award to qualify for the Performance-Based Exception the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate. For the purpose of complying with the Performance-Based Exception, the maximum Award under this Section paid to any one Employee during any one Fiscal Year shall not exceed $4,000,000, if paid in cash or 1,000,000 shares of Common Stock, if paid in equity.

SECTION 6

PERFORMANCE MEASUREMENT

(1) The Performance Measures that determine the degree of payout and/or vesting of Awards designed to qualify for the Performance-Based Exception may be measured at the Corporation level, at a subsidiary level, or at an operating unit level and shall be chosen from among: (a) income measures (including, but not limited to, gross profits, operating income, earnings before or after taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, earnings per share, cost reductions); (b) return measures (including, but not limited to, return on assets, capital, investment, equity, or sales); (c) cash flow or cash flow return on investments, which equals net cash flows divided by owners equity; (d) revenues from operations; (e) total revenue; (f) cash value added; (g) economic value added; (h) share price (including, but not limited to, growth measures and total shareholder return); (i) sales growth; (j) market share; (k) the achievement of certain quantitatively and objectively determinable non-financial performance measures (including, but not limited to, growth strategies, strategic initiatives, product development, product quality, corporate development, and leadership development); and (l) any combination of, or a specified increase in, any of the foregoing. The Performance Measures may be expressed in either absolute terms or relative to the performance of one or more companies (or an index of multiple companies) identified by the Committee.

(2)    Adjustments to Performance Measures. The Committee may provide, at the time Performance Measures are established, that adjustments will be made to those performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (a) gain or loss from all or certain claims and/or litigation and insurance recoveries, (b) the impairment of tangible or intangible assets, (c) stock-based compensation expense, (d) extraordinary, unusual or infrequently occurring events reported in the Company's public filings, (e) restructuring activities reported in the Company's public filings, (f) investments, dispositions or acquisitions, (g) loss from the disposal of certain assets, (h) gain or loss from the early extinguishment, redemption, or repurchase of debt, (i) changes in accounting principles, or (j) any other item, event or circumstance that would not cause an Award to fail to constitute for the Performance-Based Exception. An adjustment described in this Section may relate to the Corporation, any subsidiary, or any operating unit, as determined by the Committee at the time the Performance Measures are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time Performance Measures are established.

(3) The Committee shall have the discretion to adjust the determination of the degree of attainment of the pre-established goals; provided that the Awards that are designated to qualify for Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward). In no event shall the Performance Period for any performance-based equity Award be less than one year.

(4) In the case of any Award that is granted subject to the condition that a specific Performance Measure be achieved, no payment under such Award shall be made prior to the time the Committee certifies in writing that that the Performance Measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a share of Common Stock from the date the Award is made.

(5) Notwithstanding the foregoing or any other provision of this Plan, the Committee may provide that any Award intended to satisfy the Performance-Based Exception may become vested and/or payable, in whole or in part, in the event of the Participant's death or disability, a Change in Control or under other circumstances consistent with the Section 162(m) of the Code.

SECTION 7

STOCK OPTIONS

(1) The Committee may grant Nonqualified Stock Options to any person eligible to be a Participant. The Committee may grant Incentive Stock Options only to Employees. In order to provide a limitation on the number of shares as provided for in Section 162(m) of the Code and the regulations thereunder, Stock Option grants shall be limited to a maximum of 1,000,000 shares per Fiscal Year for any Employee reduced by the number of SARs granted to that Employee in that year.

(2) The Committee will document the terms of the Stock Option in an Award Agreement to include the Grant Date and Exercise Price, as well as any other terms that it may desire. The Exercise Price under a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value. Subject to adjustment pursuant to Section 12, the Exercise Price of outstanding Stock Options fixed by the Committee shall not be modified.

(3) A Stock Option shall become exercisable in whole or in part upon satisfaction of the conditions specified in the Award Agreement, provided, however, that, except as otherwise provided in subparts (7), (8), (9) or (10) of this Section, no Stock Option vesting on the basis of continued service shall vest in full prior to the commencement of the third anniversary of the Grant Date.

(4) In no event, however, may a Stock Option governed by the Plan be exercised after the expiration of its term. Except as provided herein or in the applicable Award Agreement, no Stock Option may be exercised at any time unless the Participant who holds the Stock Option is then employed by or in service with the Corporation or a subsidiary thereof. The option can be exercised in whole or in part through (i) cashless exercise, (ii) the Corporation withholding from the shares of Common Stock otherwise issuable upon exercise of the Stock Option a number of shares of Common Stock having a Fair Market Value equal, as of the date of exercise, to the Exercise Price of the Stock Option multiplied by the number of shares of Common Stock in respect of which the Stock Option shall have been exercised (“Net-Exercise”), or (iii) other arrangements through agents, including stockbrokers, under arrangements established by the Corporation by paying the amounts required by instructions issued by the Secretary of the Corporation for the exercise of the Stock Options. If an exercise is not covered by instructions issued by the Secretary of the Corporation, the purchase price is to be paid in full to the Corporation upon the exercise of a Stock Option (I) by cash including a personal check made payable to the Corporation, (II) by delivering at fair market value on the date of exercise unrestricted Common Stock already owned by the Participant, or (III) by any combination of cash and unrestricted Common Stock, and in any case, by payment to the Corporation of any withholding tax. Unless otherwise determined by the Committee, shares of Common Stock that otherwise would be delivered to the holder of a Stock Option may be delivered to the Corporation in payment of federal, state and/or local withholding taxes payable in connection with an exercise.

(5) The Participant who holds a Stock Option will have none of the rights of a stockholder with respect to the shares subject to that Stock Option until such shares are issued upon the exercise of that Stock Option.

(6) Neither the Corporation nor any subsidiary may directly or indirectly lend money to any Participant for the purpose of assisting the individual to acquire shares of Common Stock issued upon the exercise of Stock Options granted under the Plan.

(7) In the event of the termination of the employment or service of a Participant who holds an outstanding Stock Option, other than by reason of death, total and permanent disability or (in the case of an Employee or Non-Employee Director) a Qualified Retirement, the Participant may (unless the Stock Option shall have been previously terminated) exercise the Stock Option at any time within twelve (12) months of such termination, but not after the expiration of the term of the Award, to the same extent the Stock Option was exercisable at the date of such termination of employment or service. The transfer of a Participant between the Corporation and any of its subsidiaries will not constitute a termination as long as there is no interruption of employment or service. If the Participant is terminated for cause, as defined in the Navistar Inc. Income Protection Plan (or if the Participant is covered by a different severance plan or agreement, then as defined in such plan or agreement), the post-termination exercise period provided by this subsection shall not apply and the Stock Option shall cease to be exercisable and shall lapse as of the effective date of the termination.

(8) Except as provided in Section 7(11), in the event of a Qualified Retirement a Participant who holds an outstanding Stock Option may exercise the Stock Option to the extent the option is exercisable or becomes exercisable under the terms of the applicable Award Agreement.

(9) In the event of a total and permanent disability, as defined by the Corporation's long term disability programs, (or in the case of a Consultant or Non-Employee Director, as determined by the Committee), a Participant who holds an outstanding Stock Option may exercise the Stock Option, to the extent the Stock Option is exercisable or becomes exercisable under its terms, at any time within three (3) years after such termination or, if later, the date on which the option becomes exercisable with respect to such shares, but not after the expiration of the term of the option.

(10) In the event of the death of a Participant who holds an outstanding Stock Option, the Stock Option may be exercised by a legatee, or by the personal representatives or distributees, at any time within a period of two (2) years after death, but not after the expiration of the term of the option. If death occurs while employed by or in service with the Corporation or a subsidiary , or after a Qualified Retirement or during the three- year period specified in Section 9, Stock Options may be exercised to the extent of the remaining shares covered by Stock Options whether or not such shares were exercisable at the date of death. If death occurs during the twelve (12) month period specified in Section 7, Stock Options may be exercised to the extent of the number of shares that were exercisable at the date of death.

(11) Notwithstanding the other provisions of Section 7, no Stock Option which is not exercisable at the time of a Qualified Retirement shall become exercisable after such Qualified Retirement if, without the written consent of the Corporation, a Participant engages in a business, whether as owner, partner, officer, employee, or otherwise, which is in competition with the Corporation or one of its affiliates, and if the Participant's participation in such business is deemed by the Committee to be detrimental to the best interests of the Corporation. The determination as to whether such business is in competition with the Corporation or any of its affiliates, and whether such participation by such person is detrimental to the best interests of the Corporation, shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto, including its determination as to when the participation in such competitive business commenced, shall be conclusive.

(12) Notwithstanding any provision of the Plan to the contrary, under no circumstances whatsoever shall a Stock Option be exercisable during any period when the exercise of such Stock Option would violate Applicable Law, as defined in Section 22.

SECTION 8

OTHER AWARDS

(1) The Committee may grant Other Awards to persons eligible to be Participants on such terms and conditions as the Committee deems appropriate. Other Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Common Stock or cash, or in a combination of the two, as determined by the Committee.

(2) Other Awards intended to qualify for the Performance-Based Exception will vest or be earned based on satisfaction of Performance Measures specified by the Committee in accordance with Section 6. For Other Awards denominated in shares of Common Stock and intended to qualify for the Performance-Based Exception, the total number of shares subject to Other Awards granted to any one Employee during any one Fiscal Year shall not exceed 1,000,000 shares. For Other Awards denominated in cash and intended to qualify for the Performance-Based Exception, the maximum amount paid to any one Employee during any one Fiscal Year with respect to Other Awards shall not exceed $4,000,000.

SECTION 9

PROHIBITION ON REPRICING AND DISCOUNTED STOCK OPTIONS AND SARs

Notwithstanding any other provision in the Plan, no Stock Option or SAR may be amended or modified in any way that changes the Exercise Price of the Stock Option or SAR, and no Stock Option or SAR may be issued with an Exercise Price that is less than the Fair Market Value or in any other way discounted. This provision shall not limit any adjustments provided by Section 12 relating to adjustments upon changes in capitalization.

SECTION 10

STOCK APPRECIATION RIGHTS

(1) The Committee may, subject to the terms of the Plan, grant SARs to persons eligible to be Participants at any time and from time to time as shall be determined by the Committee. A SAR shall become exercisable in whole or in part upon satisfaction of the conditions specified in the Award Agreement, provided, however, that except as otherwise provided by the Committee, in the event of a Participant's death, disability, or Qualified Retirement no SAR vesting on the basis of continued service shall vest in full prior to the commencement of the third anniversary of the Grant Date.

(2) The Committee may grant Freestanding SARs, Tandem SARs, or any combination thereof. The Committee shall have complete discretion in determining the number of SARs, subject to the terms of the Plan, and to determine the terms of the SARs. The Exercise Price of a Freestanding SAR shall equal the Fair Market Value. The Exercise Price of Tandem SARs shall equal the Exercise Price of the related Stock Option.

(3) Tandem SARs may be exercised for all or part of the shares of Common Stock subject to the related Stock Option upon the surrender of the right to exercise the equivalent portion of the related Stock Option.

(4) With respect to a Tandem SAR granted in connection with an Incentive Stock Option, the Tandem SAR shall expire no later than the expiration of the Incentive Stock Option. (5) Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its discretion, imposes upon them, subject, however, to the terms of the Plan.

(5) The Participant who holds a SAR will have none of the rights of a stockholder with respect to the shares subject to that SAR until such shares are issued upon the exercise of that SAR.

(6) The term of SARs shall be determined by the Committee, in its discretion; provided that such term shall not exceed 10 years.

(7) Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying: (a) the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the Exercise Price, by (b) the number of shares of Common Stock with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon exercise of a SAR may be in cash, Common Stock with a Fair Market Value equal to the amount payable, or in a combination thereof.

(8) All awards to Employees under this Section are intended to qualify for Performance-Based Exception. For the purpose of complying with the Performance-Based Exception, the number of SARs that can be granted to any one Employee in any Fiscal Year shall not exceed 1,000,000, less the number of shares of Common Stock subject to Stock Options granted to such Employee during that Fiscal Year

SECTION 11

RESTRICTED STOCK AND STOCK UNITS

(1) Restricted Stock, or Stock Units, may be granted at any time to any person eligible to be a Participant.

(2) Awards of Restricted Stock or Stock Units may be made to Participants for the purpose of satisfying the stock ownership requirements described in the Navistar Executive Stock Ownership Program, as amended from time to time, or for any other purpose.

(3) Each Award of Restricted Stock or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. For avoidance of doubt, such conditions may include the achievement of Performance Measures specified by the Committee in accordance with Section 6. In no event will an Award of Restricted Stock or Stock Units that vests solely on the basis of continued service vest in full prior to the commencement of the third year anniversary of the Grant Date, except as otherwise provided below in Section 11(6) and 11(7), and except that any Award (or portion thereof) of Restricted Stock or Stock Units representing a Non-Employee Director's first quarterly retainer shall be immediately vested upon the Grant Date.

(4) The Participant will be entitled to all dividends paid with respect to all Restricted Stock awarded under the Plan during the period of restriction and will not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock. The Participant also will be entitled to vote Restricted Stock during the period of restriction.

(5) Pending the vesting a Restricted Stock Award, the shares of Common Stock subject thereto may not be sold, pledged, assigned, encumbered or otherwise transferred and a stop transfer order will be issued to the Corporation's transfer agent. Any certificates issued in respect of Restricted Stock will include a legend reflecting these transfer restrictions (as well as any other legends deemed appropriate by the Committee) and may be held in escrow by the Secretary of the Corporation (or his or her designee) pending the vesting of that stock.

(6) In the event a Participant dies while employed by the Corporation or a subsidiary, performing services as a Consultant, or serving as a Non-Employee-Director, the Restricted Stock or Stock Units will vest as of the date of death and all restrictions shall lapse and the Restricted Stock or Stock Units will be immediately transferable to the named beneficiary or to the Participant's estate. Any Restricted Stock or Stock Units that becomes payable after the Participant's death shall be distributed to the Participant's beneficiary or beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Secretary of the Corporation at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then any Restricted Stock or Stock Units that becomes payable after the Participant's death shall be distributed to the Participant's estate.

(7) Unless otherwise provided for in the applicable Award Agreement, Restricted Stock granted to an Employee or Non-Employee Director will become nonforfeitable upon the Participant's eligibility for Qualified Retirement (and Restricted Stock granted to an Employee or Non-Employee Director who is already eligible for Qualified Retirement will be nonforfeitable immediately upon issuance), provided that such Restricted Stock will remain subject to the transfer restrictions described above in Section 11(5) in such proportions and until such dates as specified in the vesting schedule otherwise applicable to the Award. Similarly, unless otherwise provided for in the applicable Award Agreement, Restricted Stock will become nonforfeitable upon cessation of a Participant's employment with, or service to, the Corporation due to his or her total and permanent disability (as determined by the Committee), provided that such Restricted Stock will remain subject to the transfer restrictions described above in Section 11(5) in such proportions and until such dates as specified in the vesting schedule otherwise applicable to the Award. Stock Units will be subject to accelerated vesting and/or settlement in connection with a Participant's Qualified Retirement or disability to the extent specified in the applicable Award Agreement.

(8) Except as otherwise provided above with respect to death, disability, or Qualified Retirement or unless otherwise provided in the applicable Award Agreement or determined by the Committee, if Participant terminates employment or service as a Consultant or Non-Employee Director, any Restricted Stock or Stock Units that are not then vested will be forfeited to the Corporation.

(9) To the extent and in the manner specified in the applicable Award Agreement, dividend equivalents with respect to outstanding Stock Unit Awards may be (a) credited in the form of additional Stock Units or deferred cash, or (b) paid promptly in cash. Whether Stock Units include such dividend equivalent rights will be determined by the Committee, in its discretion.

(10) The total number of shares subject to Restricted Stock and Stock Unit Awards intend to qualify for the Performance-Based Exception and granted to any one Employee during any one Fiscal Year shall not exceed 1,000,000 shares.

(11) Notwithstanding the other provisions of Section 11, any Restricted Stock or Stock Unit that becomes otherwise nonforfeitable due to a Participant's eligibility for Qualified Retirement and that has not yet been released from transfer restrictions (in the case of Restricted Stock) or that has not yet been settled (in the case of a Stock Unit) will be forfeited if, without the written consent of the Corporation, a Participant engages in a business, whether as owner, partner, officer, employee, or otherwise, which is in competition with the Corporation or one of its affiliates, and if the Participant's participation in such business is deemed by the Committee to be detrimental to the best interests of the Corporation. The determination as to whether such business is in competition with the Corporation or any of its affiliates, and whether such participation by such person is detrimental to the best interests of the Corporation, shall be made by the Committee in its absolute discretion, and the decision of the Committee with respect thereto, including its determination as to when the participation in such competitive business commenced, shall be conclusive.

SECTION 12

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

Notwithstanding any other provision of the Plan, in the event of a recapitalization, stock split or combination, stock dividend, spin-off, merger, consolidation, reorganization or other similar event or transaction affecting the Common Stock, substitutions or adjustments will be made by the Committee to the aggregate number, class and/or issuer of the securities that may be issued under the Plan to the annual limits on Awards, to the number, class and/or issuer of securities subject to outstanding Awards and to the exercise price of outstanding Stock Options and SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

SECTION 13

ADMINISTRATION OF THE PLAN

Full power, authority and discretion to construe, interpret and administer the Plan are vested in the Committee. Decisions of the Committee will be final, conclusive and binding upon all parties, including the Corporation, stockholders, Participants, and their beneficiaries. The foregoing will include, but will not be limited to, all determinations by the Committee as to (a) the selection of Employees, Consultants, and Non-Employee Directors for participation in the Plan, (b) the size, type and other terms of Awards, (c) the selection and adjustment of performance criteria, and (d) the extent to which performance criteria or other vesting conditions are satisfied, and (e) the waiver or amendment of any Award terms. Any person who accepts any Award hereunder agrees to accept as final, conclusive and binding all determinations of the Committee. The Committee will have the right, in the case of Employees or Consultants who are employed or engaged to perform services, respectively, outside the United States, or Non-Employee Directors not resident in the United States, to vary from the provision of the Plan to the extent the Committee deems appropriate in order to preserve the incentive features of the Plan.

SECTION 14

NON-ASSIGNMENT

Awards may not be assigned, alienated, or otherwise transferred. In case of a Participant's death, the amounts distributable to the deceased Participant under the Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with the Plan to the designated beneficiary or beneficiaries. The amount distributable to a Participant upon death and not subject to such a designation shall be distributed to the Participant's estate. If there is any question as to the right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Corporation will have no further liability to anyone with respect to such amount.

SECTION 15

WITHHOLDING TAXES

(1) A Participant may elect, subject to the provisions of the applicable Sections of the Plan and the terms of the Award, to pay any withholding tax due in connection with the exercise of any Stock Option or SAR or upon the vesting of Restricted Stock or the settlement of Stock Units or any other Award either (i) by cash including a personal check made payable to the Corporation or (ii) by delivering at fair market value, on the date that the amount of tax to be withheld is determined, unrestricted Common Stock already owned by the Participant, or (iii) by any combination of cash or unrestricted Common Stock. In addition, the Committee may permit, in the Award Agreement or otherwise, that in the event that a Participant is required to pay to the Corporation any amount to be withheld in connection with the exercise, vesting or settlement of an Award denominated in shares of Common

Stock, the Participant may satisfy such obligation (in whole or in part) by electing to have the Corporation withhold a portion of the shares of Common Stock otherwise to be issued upon exercise, vesting or settlement of such Award equal in value to the minimum amount required to be withheld. The value of the shares of Common Stock to be withheld shall be the Fair Market Value on the date that the amount of tax to be withheld is determined.

(2) The Corporation does not warrant the tax treatment of Awards. Accordingly, while the Corporation will endeavor to structure Awards to comply with or be exempt from the requirements of Section 409A of the Code, the Corporation will have no obligation to indemnify any Participant from any taxes or penalties incurred under Section 409A of the Code (or any other taxes or penalties).

SECTION 16

RIGHTS OF PARTICIPANT

To the extent that any Participant, beneficiary or estate acquires a right to receive payments or distributions under the Plan, such right will be no greater than the right of a general unsecured creditor of the Corporation. All payments and distributions to be made hereunder will be paid from the general assets of the Corporation. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create any contracted right or trust of any kind or fiduciary relationship between the Corporation and any Participant, beneficiary or estate.

SECTION 17

MODIFICATION, AMENDMENT OR TERMINATION

The Committee may modify, amend, or terminate the Plan at any time, provided that, unless the requisite approval of stockholders is obtained, no amendment shall be made to the Plan if such amendment would (i) increase the number of shares of Common Stock available for issuance under the Plan or increase the limits applicable to Awards under the Plan, in each case, except as provided in Section 12; (ii) lower the Exercise Price of the Stock Option or SAR grant value below 100% of the Fair Market Value except as provided in Section 12; (iii) remove the repricing restriction set forth in Section 9; or (iv) require stockholder approval as a matter of law or under rules of the New York Stock Exchange. No Plan amendment shall, without the affected Participant's consent, terminate or adversely affect any right or obligation under any Stock Option or other Award previously granted under the Plan.
SECTION 18

RESERVATION OF SHARES

(1) The total number of shares of Common Stock reserved and available for delivery pursuant to this Plan is 3,665,500, all of which will be available for issuance in respect to Incentive Stock Options. The number of shares of Common Stock authorized and available shall be increased by shares of Common Stock subject to an option or award under this Plan (or under the Navistar 1994 Performance Incentive Plan, the Navistar 1998 Supplemental Stock Plan, the 1998 Non-Employee Director Stock Option Plan or the 2004 Plan) that is cancelled, expired, forfeited, settled in cash or otherwise terminated after the date this Plan is approved by the stockholders of the Corporation without a delivery of shares to the award holder, including shares of Common Stock withheld to satisfy the exercise price of an option or a tax withholding obligation arising in connection with an award. For avoidance of doubt, any shares of Common Stock subject to the exercised portion of a SAR that are not actually issued in connection with that exercise will become available for issuance with respect to other Awards.

(2) Shares of Common Stock issued hereunder may be in whole or in part, as the Board of Directors or its duly authorized delegate shall from time to time determine authorized and unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Corporation.

(3) Notwithstanding any other provision of this Plan, Awards that do not meet the minimum three (3) year time-based vesting requirement elsewhere herein stated may be granted with respect to up to ten percent (10%) of the shares of Common Stock authorized for issuance under the first sentence of subsection (1) above.

SECTION 19

RIGHTS OF EMPLOYEES

Status as an Employee shall not be construed as a commitment that any one or more Awards will be made under this Plan to an Employee or to Employees generally. Status as a Participant shall not entitle the Participant to any additional future Awards. Nothing in the Plan will confer on any Employee or Participant any right to continue in the employ of the Corporation or any of its subsidiaries or interfere with or prevent in any way the right of the Corporation or any of its subsidiaries to terminate an Employee or Participant's employment at any time for any reason.

SECTION 20

CHANGE IN CONTROL

(1) Notwithstanding any provision contained herein to the contrary other than Section 20(3), in the event of both (x) a Change in Control and (y) either immediately before the date on which a Change in Control occurs or during the 36 month-period after the date of the then-most recent Change in Control, an Employee experiences (1) a separation for “Constructive Termination” or an involuntary termination for any reason other than “Cause” (both, as defined in the Employee's Executive Severance Agreement) or (2) an involuntary termination for any reason other than “Cause” (as defined in the Corporation's Income Protection Plan for those Employees who are not a party to an Executive Severance Agreement), then (I) all awarded Restricted Stock, Stock Units, and Other Awards will immediately be free of all restrictions and performance contingencies and will be deemed fully earned and not subject to forfeiture and (II) all outstanding Stock Options and SARs will be immediately exercisable and shall continue to be exercisable for a period of three (3) years from the date of the Change in Control regardless of employment status, except that the term of any Stock Options and SARs shall not be extended beyond the end of the original term of the Award.

(2) Notwithstanding any provision contained herein to the contrary other than Section 20(3), in the event of both (x) a Change in Control and (y) either immediately before the date on which a Change in Control occurs or during the 36 month-period after the date of the then-most recent Change in Control, a Consultant or Non-Employee Director experiences a separation in service, all awarded Restricted Stock, Stock Units, and Other Awards will immediately be free of all restrictions and performance contingencies and will be deemed fully earned and not subject to forfeiture and all outstanding Stock Options and SARs governed by the Plan will be immediately exercisable and shall continue to be exercisable for a period of three (3) years from the date of the Change in Control regardless of service status, except that the term of any Stock Options and SARs shall not be extended beyond the end of the original term of the Award.

(3) Upon or immediately prior to (and contingent on) a Change in Control or any similar transaction, the Committee may, in its sole discretion, take any or all of the following actions with respect to outstanding Awards: (a) accelerate the vesting of outstanding Awards, in whole or in part; (b) terminate all Stock Options and SARs, provided that the Committee provides the Participant an opportunity to exercise such Stock Options or SARs, as the case may be, within a specified period following the Participant's receipt of a notice of such transaction and the Committee's intention to terminate such Stock Options and SARs effective immediately prior to such transaction; (c) cancel any Stock Option or SAR in exchange for a payment in cash of an amount equal to (i) the product of (A) the difference, if any, between the then current Fair Market Value of one share of Common Stock and the per share Exercise Price of such Stock Option or SAR and (B) the number of shares underlying the unexercised portion of such Stock Option or SAR; provided, however, that if the per share Exercise Price of such Stock Option or SAR equals or exceeds the then current Fair Market Value of one share of Common Stock, such Stock Option or SAR shall be canceled with no payment due the Participant; (d) if such transaction also either constitutes a change in the ownership or effective control of the Corporation or Navistar, Inc., or a change in the ownership of a substantial portion of the assets of the Corporation or Navistar, Inc. (as defined in Section 409A(a)(2)(A)(v) (or any successor thereto) of the Code and its governing regulations) settle any outstanding Stock Unit or Other Award subject to Section 409A or cancel either such Award in exchange for a payment in cash of an amount equal to (i) the product of (A) the then current Fair Market Value of one share of Common Stock and (B) the number of shares underlying such Award; or (e) substitute cash for the Common Stock underlying any Stock Unit or Other Award in an amount equal to (i) the product of (A) the then current Fair Market Value of one share of Common Stock and (B) the number of shares underlying such Award, but retain the original vesting and payment schedule applicable to such Award. If the Corporation is not publicly traded immediately before such transaction, the Committee may, in its sole discretion, determine the Fair Market Value of the Common Stock based solely on the amount of consideration to be paid in respect thereof only on the closing date of such transaction (in which case such Stock Option and SAR holders shall not participate in any post-closing payments, such as net working capital, debt and cash adjustments, earn outs or escrows); The application of the foregoing provisions shall be determined by the Committee in its sole and absolute discretion and shall be binding on Participants and all other persons.

SECTION 21

LIMITATION OF ACTIONS

Every right of action by or on behalf of the Corporation or any stockholder against any past, present or future member of the Board of Directors, officer or Employee arising out of or in connection with the Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer or Employee, cease and be barred by the expiration of three (3) years from whichever is the later of (a) the date of the act or omission in respect of which such right of action arises or (b) the first date upon which there has been made generally available to stockholders an annual report of the Corporation and a proxy statement for the annual meeting of stockholders following the issuance of such annual report, which annual report and proxy statement alone or together set forth, for the related period, the aggregate amount of Awards during such period; and any and all right of action by an Employee, Consultant, or Non-Employee Director (past, present or future) against the Corporation arising out of or in connection with the Plan shall, irrespective of the place where action may be brought, cease and be barred by the expiration of three (3) years from the date of the act or omission in respect of which such right of action arises.

SECTION 22

GOVERNING LAW

The Plan will be governed by and construed in accordance with applicable Federal laws and, to the extent not inconsistent therewith or pre-empted thereby, with the laws of the State of Delaware (without regard to the conflicts of laws provisions of that State or any other jurisdiction), including applicable regulations, rules, and such other applicable authorities thereunder (“Applicable Law”). Accordingly, for the avoidance of doubt, the receipt, exercise, issuance, and disposition, as appropriate, of any Award, Common Stock is expressly conditioned upon and subject to any and all limitations, restrictions, prohibitions, or such other conditions imposed by Applicable Law, including, but not limited to, applicable Federal and state securities law.

SECTION 23

EFFECTIVE DATE

The effective date of the Plan shall be February 19, 2013 (the "Effective Date"), subject to approval by the stockholders at the Corporation's Annual Meeting of stockholders to be held on February 19, 2013, or any adjournment thereof. The Plan shall continue in effect for ten (10) years from the Effective Date, until February 19, 2023. No Awards may be granted subsequent to February 19, 2023, but Awards theretofore granted may extend beyond that date in accordance with their terms.

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EXHIBIT 10.88

NAVISTAR NON-EMPLOYEE
DIRECTORS' DEFERRED FEE PLAN
(Amended and Restated as of February 11, 2015 ~~November 1, 2013~~)

SECTION 1
PURPOSE

1.1    The Navistar Non-Employee Directors' Deferred Fee Plan (hereinafter referred to as the "Plan") has been established by Navistar International Corporation (hereinafter referred to as the "Company" or "Navistar") to attract and retain as members of the Board of Directors of the Company (hereinafter referred to as the "Board") persons who are not full-time employees of the Company or any of its subsidiaries, but whose business experience and judgment are a valuable asset to the Company and its subsidiaries. The Plan was originally adopted on August 14, 1995, and subsequently amended as of June 16, 1997 and January 1, 2005 and was amended and restated as of December 16, 2008 and November 1, 2013. This amendment and restatement of the Plan is effective as of February 11~~November 1~~, 2015~~3~~. Any deferred amounts under the Plan that are not subject to Section 409A of the United States Internal Revenue Code of 1986, as amended, including regulations and other applicable authorities promulgated thereunder (the "Code") shall continue to be governed by the terms of the Plan as in effect immediately prior to January 1, 2005.

SECTION 2
DIRECTORS COVERED

2.1    As used in the Plan, the term "Director" means any person who: (A) is now a member of the Board or is hereafter elected to the Board, and (B) is not a full-time employee of the Company or any of its subsidiaries.

SECTION 3
DEFERRED DIRECTORS' FEES

3.1    Subject to obtaining the consent of the Company at the time a fee deferral election is made, a Director may elect to defer receipt of all or part of the fees otherwise payable in cash for attendance at regular or special meetings (including executive sessions) of the Board or its committees, fees for rendering special services to the Company, and/or the annual Director retainer fees otherwise payable in cash, including retainer fees for chairing the~~a~~ Board or a committee thereof, as hereinafter provided. A Director may make such a deferral election by filing an election form with the Secretary of the Company (the "Secretary") before the end of whichever of the following periods applies to the Director: (A) within the first 30 days after the Director first becomes eligible to participate in the Plan (or in any other plan with which the Plan is aggregated under Section 409A of the Code), or (B) if that 30-day period has expired, before the close of the Director’s taxable year preceding the taxable year in which the Director will earn the fees to be deferred. At the end of the applicable period, the Director’s deferral election shall be irrevocable. Any election made within the first 30 days after a Director first becomes eligible to participate in the Plan (or in any other plan with which the Plan is aggregated under Section 409A of the Code) shall apply only to fees earned after the month in which the 30 day initial election period lapses. Any election made after such 30-day period shall apply only to fees earned after the end of the Director’s taxable year in which the Director makes such election. A Director may change any election that the Director has made under this Section 3.1 by filing a new election form with the Secretary in accordance with Section 3.1 at any time before the prior election becomes irrevocable.

3.2    All Directors' fees that are deferred in accordance with the provisions of Section 3.1 shall be credited to a deferred cash account for the Director at the time such deferred Director’s fees would otherwise have been payable to such Director. Such deferred cash account shall bear interest, compounded quarterly at the end of each calendar quarter, from the date amounts are credited thereto to the last day of the calendar quarter (or to the date of payment, if earlier) at the rate equivalent to the rate of interest as published on the first day of such quarter by The Wall Street Journal as the "prime" rate or the equivalent thereof.

3.3    A Director may elect to defer, and to allocate to Navistar share units, all or any portion of the fees that would otherwise be payable to such Director in cash or Navistar common stock for service as a Director. Such deferral shall be subject to mutual agreement between the Company and the Director, and the making of an election in accordance with the requirements set forth in Section 3.1. Any election to allocate a deferral to Navistar share units will be subject to the availability of sufficient shares authorized for this purpose under the Navistar International Corporation 2013 Performance Incentive Plan (or any successor plan thereto), as amended from time to time (hereinafter referred to as the "PIP"). If insufficient shares are then available under the PIP to fully satisfy all Directors’ elections to allocate deferrals to Navistar share units for a given period, then the elections for such period will be appropriately reduced pro-rata. If all or any portion of a Director’s election cannot be made under the PIP, then all or such portion of the Director’s deferral election will instead be allocated to such Director’s deferred cash account.

3.4    For each year for which an election under Section 3.3 is in effect, share units shall be credited to a deferred stock account for the Director. The number of share units credited shall equal (a) in the case of any fees that would otherwise be payable to the Director in Navistar common stock, including restricted common stock, the number of shares of Navistar common stock for which the election is effective, and (b) in the case of fees that would otherwise be payable to the Director in cash, the number of whole shares of Navistar common stock with a fair market value (as determined under the PIP) equal to the amount of such cash due, ~~determined based on the average of the high and low publicly reported sale prices of a share of Navistar common stock~~ on the date such cash otherwise would have been paid. Any share units that are provided in lieu of fees that would have been paid in shares of restricted common stock shall be subject to the same vesting conditions that would have applied to such restricted common stock.

Each Director’s deferred stock account shall be credited with dividend equivalents equal to the dividends that would have been paid on shares on Navistar common stock that are equal in number to the share units then credited to the Director’s deferred stock account. Such dividend equivalent amounts shall be converted immediately into share units of equal fair market value (as determined under the PIP), ~~determined based on the average of the high and low publicly reported sale prices of a share of Navistar common stock~~ on the date the dividends are paid on such shares. The amount in the deferred stock account shall be adjusted for stock splits, stock dividends and similar transactions. Interest shall not be credited to the deferred stock account. Any additional share units credited pursuant to this paragraph shall be subject to any vesting conditions that apply to the share units to which such additional share units are attributable.

Notwithstanding the foregoing, to the extent that insufficient shares are then available under the PIP to satisfy the dividend equivalents required to be credited pursuant to this section for any given period, the dollar amount of such dividend equivalents will instead be credited to the applicable deferred cash account for such Director.

The share units in each year’s deferred stock account shall be paid to the Director on the date or event specified in the agreement and election made pursuant to Section 3.3. The share units shall be paid in shares of Navistar common stock and issued pursuant to the PIP, except that the Company may pay cash in lieu of any block of less than 100 shares. Any cash payment shall be equal to the number of share units being paid in cash multiplied by the fair market value of a share of Navistar common stock (as determined under the PIP ~~based on the average of the high and low publicly reported sale prices of a share of Navistar common stock~~ on the date as of which payment is made). Any shares paid to a Director shall be subject to such restrictions or conditions as otherwise provided under this Plan or the PIP, as appropriate. Prior to the distribution of shares to the Director, the Director shall not be the owner of such shares, and shall have none of the rights of a shareholder with respect to any share units or other amounts credited to the deferred stock account.

~~If there are no publicly reported sales of shares of Navistar common stock on an applicable date under this Section 3.4, the value of a share or share unit for purposes of this Section 3.4 shall be based on publicly reported sales of such shares occuring on such other date or dates as the Company considers appropriate.~~

SECTION 4
PAYMENT OF DEFERRED DIRECTORS' FEES

4.1    Subject to the provisions of this Section 4.1, Section 4.2, and Section 4.3, a Director shall elect, in accordance with the provisions of Section 3.1, one of the following payment options with respect to any earned and vested amounts that are credited to such Director’s deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively:

(a)	a lump sum payment within 60 days of any January 1 (designated by the Director) following the taxable year in which such fees would have been paid if payment of such fees had not been deferred;

(b) a lump sum payment within 60 days following the Director’s separation from service with the Company and its affiliates (as determined in accordance with Section 409A of the Code); or

(c)
annual installments (over a 2-year, 3-year, 4-year, 5-year, or 10-year period, as designated by the Director) beginning within 60 days following the Director’s separation from service with the Company and its affiliates (as determined in accordance with Section 409A of the Code). The amount of each installment shall be equal to a fraction of the then-unpaid portion of any earned and vested amounts credited to the Director’s deferred cash account and deferred stock account; the numerator of the fraction shall be one, and the denominator of the fraction shall be the number of installments that have not yet been paid.

4.2    In the event of a Director’s death, any and all earned and vested amounts that are then credited to the Director's deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively, shall be paid to the Director’s beneficiary within 60 days after the Director’s death.

4.3    In the event of a "Change in Control," as defined below, any and all earned and vested amounts that are then credited to a Director’s deferred cash account and deferred stock account, as described in Sections 3.2 and 3.4, respectively, shall be paid to the Director immediately.

4.4    For purposes of the Plan, a "Change in Control" shall be deemed to have occurred upon (a) a “change in ownership” of the Company, (b) a “change in effective control” of the Company, or (c) a “change in the ownership of a substantial portion of the assets” of the Company. For purposes this Section 4.4, the terms “change in ownership,” “change in effective control,” and “change in the ownership of a substantial portion of the assets” shall have the meanings assigned to such terms under Section 409A of the Code.

SECTION 5
MISCELLANEOUS

5.1    The Plan does not give the Director any right to be nominated or re-elected to the Board.

5.2    When a person entitled to a payment under the Plan is under legal disability or, in the Company's opinion, is in any way incapacitated so as to be unable to manage such person's financial affairs, the Company may direct that payment be made to such person's legal representative, or to a relative or friend of such person for such person's benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company's obligation to make such payment under the Plan.

5.3    Any action required or permitted to be taken by the Company under the terms of the Plan shall be by affirmative vote of a majority of the members of the Board of Directors then in office.

5.4    Any controversy or claim arising out of or relating to the Plan or the breach hereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, of whom one shall be appointed by the Company, one by the Director and one by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association except with respect to the selection of arbitrators which shall be as provided in this Section 5.4. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof and will include interest on any amounts due and payable to the Director from the date of the breach of the Plan calculated for each month at the rate equal to the prime rate as published in The Wall Street Journal on the first date of its publication in the then current year. In the event that it shall be necessary or desirable for the Director to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the Director's rights under the Plan, the Company shall pay (or the Director shall be entitled to reimbursement from the Company, as the case may be) reasonable attorney's fees and costs and expenses in connection with the enforcement of said rights (including the enforcement of any arbitration award in court) (collectively, the “Expenses”), unless the arbitrators determine that the Director's request to arbitrate was frivolous, in which case the Director shall promptly repay to the Company any previous payments or reimbursements made by the Company for Expenses under this Section 5.4 in respect of the Director. All such payments or reimbursements under this Section 5.4 shall be made on or prior to the last day of the taxable year of the Director following the taxable year in which such Expenses were incurred by the Director (provided that to the extent any such payment or reimbursement is taxable income to the Director and is otherwise subject to the requirements of Section 409A of the Code, such payment or reimbursement shall be made no later than March 15th of the taxable year of the Director following the taxable year in which such Expenses were incurred by the Director). No such payment or reimbursement provided to the Director during any taxable year shall in any way affect the Expenses eligible for payment or reimbursement in any other taxable year, and the right to such payment or reimbursement may not be liquidated or exchanged for another benefit.

5.5    Any notices, requests, demands or other communications provided for by the Plan shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, to the Director at the last address filed in writing with the Company or, in the case of the Company, to the Company at its principal executive offices, attention Secretary.

5.6    The provisions of the Plan shall be construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, the laws of the State of Illinois, determined without regard to the choice of law rules of any jurisdiction.

5.7    The Plan may be amended or canceled by the Company, in its sole discretion, without the consent of any other person, and, no person, other than Directors who participate in the Plan, shall have any rights under or interest in the Plan or the subject matter hereof. Unless the Plan is amended to so provide, the cancellation of the Plan shall not cause the date on which any payment is made under the Plan to be accelerated.

5.8    All provisions of the Plan shall inure to the benefit of and be binding upon the successors and assigns of the Company (including any successor to, or assignee of, the assets or business of the Company pursuant to a transaction constituting a Change in Control (as defined in Section 4.4)), and the term "Company" as used herein shall include Navistar International Corporation and all such successors and assigns.

5.9    Each Director may, from time to time, name a beneficiary or beneficiaries (who may be named on a contingent or successive basis) to whom any benefit under the Plan is to be paid in the event of the Director’s death before the Director receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Director and shall be effective only if and when filed by the Director with the Company during the Director’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Director’s death shall be paid to the Director’s estate.

5.10    The Plan shall be unfunded. Any rights that a Director has to a payment or distribution under the Plan shall be limited to those of a general and unsecured creditor of the Company.

5.11    No loans shall be permitted under the Plan.

5.12    No rights or interests under the Plan shall be assignable or transferable other than by will or the laws of descent and distribution, and such rights or interests shall be exercisable, during the Director’s lifetime, only by the Director.

5.13    All payments, including the issuance of shares of Navistar common stock, under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.14    If and to the extent any payments or benefits under the Plan are subject to and would otherwise violate the requirements under Section 409A of the Code, (a) such payments and benefits shall be paid under such other conditions determined by the Company that cause such payments or benefits to comply with Section 409A of the Code and the Plan shall, to the extent necessary, be construed, administered, and/or amended (if and only to the extent such an amendment would be permitted under Section 409A of the Code) accordingly to achieve that objective, (b) any reference herein to the term “Plan” shall mean this Plan and any other plan with which this Plan is required to be aggregated under Section 409A of the Code, and (c) in the event of any inconsistency between the terms of this Plan and Section 409A of the Code, the terms of Section 409A of the Code shall prevail and govern. Additionally, if, as of the date of the Director’s “separation from service” from the Company, the Director is a “specified employee” (within the meaning of Section 409A), then, to the extent that payments or benefits under the Plan would, absent this section, be paid on account of the Director’s “separation from service” from the Company and within the six-month period following such separation, such payments shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Director’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Director’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.

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